Exhibit 6.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONSIGNMENT AGREEMENT

This agreement (including attached Terms and Conditions, the “Agreement”) is made on May 15, 2026 between:

The CONSIGNOR:	Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC acting on behalf of its Gallery Segregated Portfolio One World Trade Center, 57th Floor, New York, NY 10007

The CONSIGNEE:	[***]

ARTWORKS:	The Consignor hereby consigns the following Artworks to the Consignee for the Consignment Period at the following Consignment Amounts:

Work	Helen Frankenthaler
xCxexnxtxexrx xBxrxexaxkx, 1963 Acrylic on canvas 97.3 by 144.8 cm (38.3 by 57 in.) Ref: [***]

Consignment Amount	[***]

CONSIGNMENT PERIOD:	The Artworks are hereby consigned by the Consignor to the Consignee for the Consignment Period, commencing on the date of this Agreement and terminating (subject to the terms contained herein) sixty (60) days from Consignee’s signature below unless extended in writing(which may bemade via e-mail) by the parties (the “Termination Date”). As used herein, the Consignment Period shall include any Extended Consignment Period, if applicable. The Consignor acknowledges and agrees that the Artwork may be exhibited by Consignee at the ArtBasel fair in Switzerland in June 2026.

TERMS OF CONSIGNMENT:	Consignee shall offer the Artworks for sale on the understanding that if the Artworks are sold Consignee shall pay to the Consignor the Consignment Amounts. Consignee shall be entitled to retain a commission of up to [***] percent ([***]%) of the purchase price paid by the purchaser (the “Commission”). Consignee may offer up to 30 calendar days to a Buyer for payment. Consignee shall communicate to the Consignor any reasonable offer for purchase of the Artworks received by Consignee that would result in the payment to Consignor of an amount less than the Consignment Amounts, and will only accept such an offer on Consignor’s behalf if instructed to do so in writing (which may be via e-mail) by Consignor. Consignee is responsible for cost of shipping (round-trip as applicable) as well as insurance.

for and on behalf of [***]		for and on behalf of Masterworks Gallery, LLC
Title:		Title:
Date:	May 18, 2026	Date:	May 15, 2026

Please carefully read the attached Terms and Conditions (the “Terms”), which form an integral part of this Agreement. In the event of any conflict between such Terms and the information on this page, the terms of this page shall govern and control. Kindly initial, sign and date this document, return one original (which may be sent via PDF) to [***], and retain one signed copy for your records.

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TERMS AND CONDITIONS

RECITALS:

The Consignor represents and warrants that it is the owner, or legal representative of the owner, of the Artwork and has full power and authority to consign the Artwork to the Consignee as provided in this Agreement.

The Consignor grants the Consignee the exclusive worldwide right during the Consignment Period to offer and sell the Artwork to a third party (the “Buyer”) at a sales price which shall result in the Consignor receiving net proceeds equal to the Consignment Amount. The Consignee may retain any amount of the sales price in excess of the Consignment Amount as herein provided.

TERMS:

1. Should this Agreement pertain to more than one Artwork, each Artwork shall be treated as an individual item subject to the terms contained herein.

2. The Consignee shall not be obliged to reveal the identity of the Buyer of the Artwork to the Consignor or any other party.

3. The Consignment Amount is a statement of opinion only and shall not be relied upon by Consignor or any third party as a prediction or guarantee of the value or actual selling price of the Artwork. In no event shall Consignee be liable for the failure of the Artwork to be sold at such amount, or any other amount.

4. Upon sale of the Artwork the Consignee shall be entitled to retain an amount equal to the sales proceeds received from the Buyer, less applicable taxes, duties and the Consignment Amount (the “Consignment Commission”). The Consignor agrees that the Consignee may, without prior approval from the Consignor, pay a portion of its commission to any third party who has assisted the Consignee in selling the Artwork, including a party who has introduced the Consignor or the Artwork to the Consignee or who introduces the Consignee and/or the Artwork to the Buyer or its representative, and further, in such connection, the Consignee may, with prior approval from the Consignor, appoint a third party to act on behalf of the Consignee who (i) shall be separately compensated by the Consignee or the Buyer and/or (ii) may sell the Artwork at a price in excess of the Consignment Amount (the “Overage”) and retain such Overage.

5. All direct costs associated with the marketing and sale of the Artwork, excluding any artists’ resale royalty payments (if applicable), shall be borne by the Consignee, unless otherwise agreed in writing by the Consignor.

6. The Consignor authorizes the Consignee to consult any expert in respect of the Artwork, research the provenance of the Artwork, and/or carry out any other relevant research and/or searches, including via third parties, in connection with the Artwork.

7. The Consignee shall have the right, at its sole cost, to collect the Artwork from an address specified by the Consignor (the “Artwork Location”), unless it is mutually agreed that the Artwork shall remain in the physical possession of the Consignor during the Consignment Period.

8. The Consignee shall, at its own expense, have the right to inspect, photograph and produce a condition report on, the Artwork at or following the time of collection if the Artwork is being removed from, or within four (4) weeks following the date of this Agreement if the Artwork is to remain in the possession of, the Consignor. The Consignor shall offer all reasonable assistance to the Consignee to permit such actions to take place, including providing reasonable access to the Artwork. The Consignor shall have the right to a copy of any condition report produced by the Consignee, provided that Consignee shall have no liability to Consignor or any third party arising from the contents of such condition report.

9. The Artwork shall remain under the Consignor’s insurance and the Consignee shall have no liability therefor at all times prior to collection of the Artwork by the Consignee.

10. From the time that the Consignee takes physical possession of the Artwork, the Consignee shall insure the Artwork against risks of physical loss or damage on a ‘wall-to-wall’ basis, subject to the terms of the Consignee’s Fine Art Dealer Policy (the “Insurance Policy”). Consignee’s liability to Consignor resulting from loss of or damage to the Artwork shall in no event exceed the Consignment Amount. Consignee shall use commercially reasonable care when handling the Artwork, but is not responsible for any loss or damage that is excluded from coverage under the Insurance Policy, except that Consignee shall remain responsible for any loss or damage to the extent (i) caused by the negligence, gross negligence, willful misconduct, or breach of this Agreement by Consignee or its representatives, or (ii) attributable to any act or omission of Consignee that causes or contributes to a denial or reduction of coverage under the Insurance Policy. For the avoidance of doubt, except as provided in the preceding sentence, in the event of any loss, or damage to the Artwork that is covered by the Insurance Policy, Consignor’s remedy shall be limited to receipt by Consignor of the amount paid by Consignee’s insurer under the Insurance Policy, and upon receipt of such payment Consignor shall release Consignee and its legal representatives, successors and assigns from any liability with respect to such loss or damage to the extent compensated by such payment. The aforementioned insurance shall remain in place until such time as:

a. the Artwork is sold and the risk of loss is transferred to the Buyer, which shall occur on the earlier of (i) the date of collection by, or delivery to, the Buyer, or (ii) the date Consignee receives payment in full from the Buyer, or

b. the Artwork remains unsold, in which event the risk of loss is transferred to the Consignor on the earlier of (i) the date of the delivery of the Artwork to, or collection by, the Consignor, or (ii) the expiry of a thirty (30) day period from the date of a written notice by the Consignee to the Consignor requesting that the Consignor accept delivery of the Artwork.

11. On sale of an Artwork, the Consignor shall deliver to Consignee an invoice for the Consignment Amount (the “Consignment Invoice”).

12. The Consignee shall remit to the Consignor full and final settlement (net of any deductions permitted by the terms herein or required by applicable law) of the Consignment Invoice within ten (10) business days of the Consignee’s receiving full payment in cleared funds from the Buyer (the “Settlement Date”). Consignee shall not make such payment if Consignee shall have received notice that Buyer intends to rescind the sale or of any bona fide claim relating to the Artwork.

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13. For the purposes of this Agreement, a “business day” shall be defined as any day on which banks are ordinarily open for business in New York City.

14. The Consignee shall withhold payment of the Consignment Invoice and/or at its election may, inter alia, cancel this Agreement and rescind a sale of the Artwork at any time, including following payment to Consignor of all or a portion of the purchase price for the Artwork and transfer of title to a Buyer of the Artwork, if the Consignee:

a. receives notice of the intention of the Buyer to, or has reason to believe that the Buyer may, rescind its purchase or shall fail to pay the purchase price for the Artwork in full, or

b. becomes aware of a claim, or possible claim, by a third party in respect of ownership or financial or legal interest in the Artwork and/or the related sale proceeds against either the Consignor or Consignee, or

c. becomes aware of information that, in its reasonable judgment, brings into question the authenticity, authorship, ownership, title or attribution of the Artwork, or

d. becomes aware of information that, in its reasonable judgment, brings into question the validity or accuracy of the Consignor’s representations and/or warranties under this Agreement, or

e. believes that the sale of the Artwork may place Consignee or Consignor under legal liability to a third party or may damage either party’s reputation, or

f. believes that the Consignor has breached, or intends to breach, any provision of this Agreement, or

g. Consignor has failed to satisfy Consignee’s Know Your Client (“KYC”) requirements in accordance with Section 20 below, provided that Consignee shall provide Consignor with written notice of any outstanding KYC requirements and Consignor shall have fifteen (15) business days to satisfy such requirements before Consignee may exercise its right to rescind under this Section 14(g).

Within ten (10) business days following receipt by the Consignor of any notice from the Consignee indicating its intent to rescind a sale as herein provided, the Consignor shall return to the Consignee any and all amounts theretofore paid to the Consignor by the Consignee in respect of the cancelled Consignment Invoice and Consignee shall release the Artwork to the Consignor. The Consignee’s right to rescind a sale of the Artwork shall not preclude the Consignee from taking any other legal action it may elect or enforcing any other rights it may have in the event of the occurrence of any matter described in this Section 14.

15. Full legal title to the sold Artwork shall pass to the Buyer upon receipt by the Consignee of the sales price in full.

16. The Consignor expressly agrees that the Consignee:

a. shall have no obligation to settle the Consignment Invoice if the Buyer fails to remit the full sale price to the Consignee in cleared funds,

b. does not guarantee that payment shall be received from the Buyer,

c. is under no obligation to investigate, prior to a sale, the ability of the Buyer to purchase the Artwork,

d. is under no obligation to sue or collect payment if the Buyer defaults on payment.

e. during the Consignment Period has the exclusive right to offer for sale and to market and promote the Artwork, including, the exclusive right to display and distribute images of the Artwork in any media now known or hereafter developed, including, without limitation, via email and mailings, on its website and on third-party platforms, and to disclose the applicable sales price therefor.

17. Should either the Consignor or the Consignee decide not to enter into an extension of the Consignment Period (“Extended Consignment Period”), this Agreement shall terminate on the date set forth on page 1 of this Agreement and any deemed agency relationship between the Consignor and Consignee in respect of the Artwork shall automatically terminate.

18. Upon termination of the Agreement and in the event that the Artwork is not sold to a Buyer, the Consignee shall return the Artwork to the Artwork Location (or other such address as mutually agreed) at the sole cost of the Consignee.

19. Should the Consignment Period terminate during a period of negotiation between the Consignee and a potential Buyer, the Consignee shall so inform the Consignor and the Consignor shall grant the Consignee a reasonable period of time, but not less than six (6) weeks, to conclude such negotiations (the “Negotiation Period”). During the Negotiation Period this Agreement shall be automatically extended on the same terms and conditions in respect of the Artwork until such time as the sale is concluded or the Negotiation Period expires.

20. Consignor will provide Consignee, upon Consignee’s request, verification of identity and any additional information required to comply with Consignee’s KYC requirements or to evidence Consignor’s authority to sign this agreement. Consignor agrees to notify Consignee if Consignor is acting as agent, and further agrees to disclose to Consignee the identity of Consignor’s principal and provide such additional information required to comply with Consignee’s KYC requirements with respect to Consignor’s principal. Consignor shall provide such information within a reasonable timeframe, and Consignee shall treat all such information as confidential in accordance with Section 23 of this Agreement.

WARRANTIES:

21. The Consignor represents and warrants to the Consignee and the Buyer that:

a. Consignor is the sole legal and beneficial owner of the Artwork and holds the unrestricted right to possession of the Artwork, free of any liens, charges, encumbrances, claims or potential claims by third parties; if Consignor is not the owner of the Artwork, Consignor is properly authorized to sell the Artwork by the sole legal and beneficial owner with unrestricted right to possession,

b. Consignor is able to, and shall, transfer to the Buyer good and marketable title to, and possession of, the Artwork free from any third party rights or any liens, charges, encumbrances, claims or potential claims regarding the Artwork or restrictions on Consignee’s right to sell the Artwork, and upon sale to the Buyer good and marketable title and right to possession thereof will pass to the Buyer free of any liens, charges, encumbrances, claims or potential claims or restrictions,

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c. the Artwork is authentic and is correctly described above, and the Consignor has notified the Consignee in writing of any issues or concerns it may have or which have been expressed by third parties relating to the ownership, condition, authenticity, attribution, export or import of the Artwork, and has no reason to believe that the Artwork is not authentic or is counterfeit,

d. Consignor has furnished the Consignee with all information and documents in its possession or control concerning the Artwork, including information regarding its condition, provenance, authenticity and VAT status, and all such information is accurate to the best of its knowledge,

e. Consignor is unaware of any matter or allegation which could render the description of the Artwork given by the Consignee to any third party inaccurate or misleading, which could negatively affect the value of the Artwork, or which could damage the reputation of the Consignee or the Buyer,

f. Consignor has, if applicable, lawfully and permanently imported the Artwork, and the Artwork has been lawfully exported as required by the laws of any country from which the Artwork originated,

g. Consignor has, if applicable, provided all required declarations upon the export and import of the Artwork and paid any applicable duties, and taxes,

h. Consignor neither knows nor has any reason to suspect that any person or entity with an ownership or beneficial interest in the Artwork is connected with the proceeds of criminal activity (including, without limitation, tax fraud) or that any of the foregoing (or any principal, owner, or other person or entity with an ownership or beneficial interest in the same) are subject to trade sanctions, embargoes or restrictions in any jurisdiction including being listed on the Specially Designated Nationals list, or under investigation for, charged with or convicted of, money laundering, terrorist activities or other money laundering predicate crimes, or subject to, or associated with any individual or entity subject to, sanctions, embargoes or restrictions in any jurisdiction, including pursuant to any program or regulation of the United States Office of Foreign Assets Control,

i. except as expressly disclosed in writing to Consignee, Consignor has not restored, repaired or altered any part of the Artwork, nor consented thereto, and has no knowledge of any third party having undertaken such restoration, repair or alteration,

j. that the Artwork is not “confiscated property” within the meaning of any United States federal or state laws,

k. that Consignor’s consignment to and authorization of Consignee to sell the Artwork is in full compliance with all applicable laws, and

l. Consignee has the right to, directly and indirectly, reproduce, illustrate, photograph and display the Artwork without restriction. Consignor agrees that the representations and warranties set forth herein are for the benefit of Consignee, the Buyer and their respective successors and assigns. Consignor shall inform the Consignee promptly in writing if it learns of any events or circumstances that may cause the foregoing representations and warranties to be inaccurate or breached in any way.

The foregoing representations and warranties shall survive for a period equal to the later to occur of (i) the expiration of the applicable statute of limitations with respect to such representations and warranties, and (ii) five (5) years and one day from the date of sale of the Artwork to the Buyer.

22. Each party agrees to indemnify, defend and hold harmless the other party (and its owners, directors, employees, agents and consultants) and the Buyer, and its and their successors and assigns, from and against any and all claims, actions, liabilities, losses, damages, and expenses of any kind (including reasonable legal fees and expenses) relating to any:

a. act or omission of that party or its agents or representatives relating to or affecting the Artwork,

b. breach, or alleged breach (whether alleged by that party or a third party), of that party’s obligations, representations, or warranties under this Agreement,

c. inaccuracy or alleged inaccuracy, alleged by that party’s or any third party, of any covenant, representation or warranty made by that party pursuant to this Agreement, and

d. claim by a third party relating to the Artwork or proceeds from the sale of the Artwork.

The foregoing indemnifications shall expire on the later to occur of (i) the expiration of the applicable statute of limitations with respect to such indemnification, and (ii) five (5) years and one day from the date of sale of the Artwork to the Buyer.

23. Except as may be required by law or as necessary to carry out the terms of this Agreement, each party warrants to the other that it shall not disclose to a third party (except (i) for such party’s attorneys, advisors, insurers, insurance brokers, contractors, agents, experts or financial participants on a need-to-know basis and provided they are subject to confidentiality obligations that are no less restrictive than this provision, or (ii) as otherwise may be required by law or legal process) any of the terms of this Agreement or the details of any negotiations thereto; provided, that Consignee may share information concerning the Artwork (including condition and provenance) with Buyer (including a prospective purchaser of the Artwork) or any agent for or representative of Buyer (including any agent for or representative of a prospective purchaser of the Artwork) or Consignee. For the sake of clarity, Consignor may describe the terms of this agreement and/or file this agreement with the United States Securities and Exchange Commission, but will use best efforts to redact sensitive pricing information and such disclosures shall only be made to the extent required to comply with applicable securities laws. This provision shall survive the expiration or earlier termination of the Agreement.

24. The Consignee shall not be liable to the Consignor for, and the Consignor waives to the fullest extent permitted by law any right to, loss of profits, loss of business, loss of anticipated savings or for any special, indirect, incidental, or consequential loss, costs, damages, charges or expenses, no matter how occasioned.

25. Should the Consignor be acting as agent or fiduciary of the legal owner of the Artwork (whether named or unnamed), the Consignor hereby accepts joint and several liability with the legal owner under this Agreement and jointly and severally assume all of the obligations of this Agreement.

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GENERAL:

26. This Agreement shall be binding upon each party and its heirs, executors, beneficiaries, legal representatives, successors and assigns.

27. Neither party may assign this Agreement without the prior written consent of the other party .

28. If any court or administrative body of competent jurisdiction judges any provision of this Agreement to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement and all remaining provisions shall remain in full force and effect.

29. The laws of New York State shall govern this Agreement and any dispute arising from, or in connection to, this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York.

30. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which constitute one and the same instrument. Signatures sent by facsimile and scanned executed agreements in PDF format sent by email are each valid and binding and will be deemed an original.

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